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                                                                    EXHIBIT 10.2

                      BRIDGEVIEW MANAGEMENT COMPANY, INC.
                               1160 State Street
                         Perth Amboy, New Jersey 08861

35 Caroline Corporation
P.O. Box 444
49 Burlington Avenue
Round Lake, NY 12151
c/o Mr. Richard W. Morrell

Dear Mr. Morrell:

This Letter Lease Agreement made this 7th day of May, 1998, by and between BRIDGEVIEW MANAGEMENT COMPANY, INC. (Lessor) and 35 CAROLINE CORPORATION (Lessee), covers the rental of the acreage shown in Schedule A, under the following conditions:

     1. This agreement covers certain acreage located at 1160 State Street, Perth Amboy, New Jersey, including the area as identified on the attached site plan (Schedule A), consisting of approximately one (1) acre of land (the "Demised Premises").

     2. Lessee may use the Demised Premises only for the storage of previously leased automobiles, subject to all applicable laws and regulations. Nothing herein shall be construed to permit Lessee to store inoperable or junked vehicles or automobile parts at the Demised Premises. Lessee shall not perform any service, maintenance or preparation work on any vehicle at the Demised Premises, unless and until a building is renovated or constructed for that purpose, with Lessor's consent, at the Demised Premises. It is understood and agreed that Lessee intends to occupy an office on the Demised Premises for its use during the term of this lease. Lessor will be solely responsible for all maintenance and upkeep of such office, and shall remove all from the Demised Premises upon the termination of this lease.

     3. The gross rental will be $2,000.00 per month, payable on the first day of each month. This amount includes the cost of all common area maintenance charges. Rent for any partial month shall be prorated. Rent for the month of May 1998 shall be paid upon commencement of the term of this lease.
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     4.   The term of this lease shall be for one hundred twenty (120) days, beginning on May 7, 1998, and ending on July 6, 1998.

     5. Upon signing this lease, Lessee shall deposit the sum of $4,000 with Lessor as security for performance of this lease. The security deposit(s) shall be returned to Lessee without interest within 30 days of the termination of this lease, if Lessee has complied with all of its obligations under this lease.

     6. Lessee shall not sub-let the Demised Premises or any portion thereof nor shall this lease be assigned without Lessor's written consent, except that Lessee may assign this lease, upon written notice to the Lessor, to a successor company to the Lessee established by an initial public offering during the next ensuing three (3) to six (6) months following the execution of this lease.

     7. It is understood and agreed that Lessee intends to operate "low clearance" automobile carriers which will require smooth and level access to the Demised Premises, and, from time to time and only during regular business hours.

     8. Lessee shall, at its sole cost, indemnify Lessor and save Lessor harmless against and from any and all claims arising from the use, conduct, management of or from any work or thing whatsoever done in or on the premises during the initial term or any extension by Lessee, its agents, servants, employees, licensees, invitees or independent contractors acting on its behalf, and further shall indemnify Lessor and save Lessor harmless against and from any and all claims arising from any condition of, on or at the premises, resulting or arising from any negligence, intentional act or omission of Lessee, or any of its agents, servants, employees, licensees, invitees or independent contractors acting on its behalf.

     9. Lessee shall, throughout the initial term, and any option periods of this agreement, maintain the following insurances:

               A. Insurance against loss or damage to Lessee's automobiles, trailer, equipment and other personal property, by fire and extended coverages.

               B. Comprehensive and general liability insurance policy covering claims for personal injury or damage to the property of others in an amount not less than $1,000,000.
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               C.   Workers compensation insurance in compliance with the New
                    Jersey State statutes covering its employees on the premises.

     10. It is understood and agreed that the security guard stationed at the entrance to the property of which the Demised Premises are a part, provides security only at the point of ingress and egress. Lessor shall not be liable to Lessee for any damage or loss to Lessee's property occurring in or about the Demised Premises, including but not limited to damage or loss to any of Lessee's vehicles during transit to or from, or storage at, the Demised Premises. Lessee may in its discretion and at its sole cost, provide such additional security as Lessee deems necessary to protect against such damages or loss.

     11. Lessor shall not be liable to Lessee for any inconvenience, interruption, cessation or loss of business or otherwise, caused directly or indirectly, by any present or future laws, ordinances, orders, rules, regulations or requirements, or by priorities, rationing or curtailment of labor or materials, or by war, civil commotion, strikes, or riots, or by any matter or thing resulting therefrom or by any cause beyond Lessor's control, including, without limitation, casualty to the premises, nor shall this agreement in any way be affected by such causes.

                                        BRIDGEVIEW MANAGEMENT COMPANY, INC.
                                        Lessor
Witness:

/s/ JOAN YAREMKO                        By /s/ BARRY C. HARRIS
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                                           Barry C. Harris, President


                                        35 CAROLINE CORPORATION
                                        Lessee
Witness:

[Signature Illegible]                   By /s/ RICHARD MORRELL
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                                           Richard Morrell, Owner